                                                                     EXHIBIT 4.2

                        INTEGRATED CIRCUIT SYSTEMS, INC.
                        --------------------------------

                             STOCK OPTION AGREEMENT



     THIS STOCK OPTION AGREEMENT (the "Agreement") is made this ____ day of September, 1997, by and between Integrated Circuit Systems, Inc. (the "Company") and ___________________ (the "Optionee").

     WHEREAS, the Company's Stock Option Committee took action on April 2, 1997 (the "Grant Date") to grant the Optionee an option to purchase a specified number of shares of the Company's Common Stock pursuant to the Company's 1992 Stock Option Plan as described in Exhibit A (the "Original Option");

     WHEREAS, the Company has determined that there are not sufficient shares of the Company's Common Stock reserved for issuance under the 1992 Stock Option Plan to cover the Original Option grant;

     WHEREAS, the Stock Option Committee intended the Original Option grant to be valid, binding, and enforceable by the Optionee; and

     WHEREAS, in order to permit the Company to meet its obligations under the Original Option grant and avoid having the grant made subject to approval by Company shareholders of requisite amendments to the 1992 Plan, the parties desire to convert the Original option to an option (the "Option") granted outside of the 1992 Stock Option Plan on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1.   Conversion of Options
          ---------------------

          1.1 The Original Option, and all rights of any nature relating thereto and the grant letter under which the Original Option was granted, are hereby and forever converted to the Option described in Paragraph 2 and subject to the further terms and conditions of this Agreement. The Optionee agrees to deliver to the Company the Stock Option Agreement evidencing the Original Option grant.

          1.2 The Optionee hereby knowingly and voluntarily waives all of his rights with respect to the Original Option.

     2.   Grant.  The Company confirms the grant as of the Grant Date of an
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Option to purchase up to ________ shares of the Common Stock of the Company (the
"Option Shares") at a price of $13.25 per share (the "Option Price").

     3.   Type of Option.  This Option is not intended to be an "incentive stock
          --------------
option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     4.   Term.  The Option shall expire at 5:00 p.m. (local time at the
          ----
principal executive offices of the Company) on 04/02/02 (the "Expiration Date") unless sooner terminated as provided herein.

     5.   Exercise of Option.  Subject to Paragraphs 2 and 4 and in accordance
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with the further terms and conditions contained in this Agreement, the Option shall be exercisable, on a cumulative basis, in accordance with the following schedule:
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Integrated Circuit Systems, Inc.
Stock Option Grant Agreement                                              Page 2


               Beginning On:             Number of Shares
               ------------              ----------------

                 04/02/98
                 04/02/99
                 04/02/00
                 04/02/01

     6.   Method of Exercise and Payment.
          ------------------------------

          6.1 This Option shall be exercisable by written notice to the Company, pursuant to Paragraph 14, specifying the number of Option Shares to be purchased. The notice shall also be accompanied by payment of the aggregate Option Price of the Option Shares being purchased.

               If the listing, registration, or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained.

          6.2 To the extent permitted by the Company, payment of the Option Price may be made: (i) in cash; (ii) by requesting that the Company withhold from the Option Shares otherwise issuable upon exercise of the Option that number of Option Shares having an aggregate fair market value on the date of exercise (the difference between the Option Price and the fair market value on the date of exercise) equal to the Option Price for all of the Option Shares as to which the Option is being exercised; (iii) by means of a brokers' cashless exercise procedure; or (iv) by any combination of the foregoing.

     7.   Rights of Shareholders.  Neither an Optionee nor his other legal
          ----------------------
representatives or beneficiaries shall have any of the rights of a shareholder with respect to any shares subject to any Option until such shares shall have been issued upon the proper exercise of such Option.

     8.   Nontransferability of Options.  No Option may be sold, transferred,
          -----------------------------
pledged, assigned, or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution. Except as otherwise specifically provided herein, all Options granted to an Optionee under the Plan shall be exercised during the lifetime of such Optionee only by such Optionee.

     9.   Termination of Employment or Service.  Subject to the condition that
          ------------------------------------
no Option shall be exercisable after the expiration of the period fixed in accordance with Paragraph 4 hereof:

          9.1 In the event that Optionee ceases to be an employee of the Company or its subsidiaries by reason of a discharge for cause or a voluntary separation from the Company without the consent of the Company or its subsidiaries, the Option shall terminate immediately.

          9.2 In the event that the Optionee shall die while employed by the Company or within three months after (i) termination of employment or service due to disability or (ii) retirement on the Optionee's Retirement Date, the Optionee shall be exercisable during its remaining term, to the extent then exercisable or on such accelerated basis as the Company may determine, by the Optionee's successor's interest, within one year after the Optionee's death.
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Integrated Circuit Systems, Inc.
Stock Option Grant Agreement                                              Page 3


          9.3 In the event that the Optionee's employment terminates for any reason (other than as described in Paragraph 9.1 or 9.2), including due to disability (within the meaning of Code Section 22(e)(3)) or retirement on Optionee's Retirement Date (as hereinafter defined), the Option granted shall be exercisable during its remaining term, to the extent then exercisable or on such accelerated basis as the Company may determine, within a period of three months after such termination.

          9.4 For purposes of this Paragraph 9, "Retirement Date" shall mean any date the Optionee is entitled to retire under the Company's retirement plans and shall include normal retirement at age 65, early retirement at age 62, and retirement at 60 after 30 years of service.

     10.  Rights of Employees.  Nothing in the Option shall interfere with or
          -------------------
limit in any way the right of the Company or any subsidiary to terminate the Optionee's employment at any time, nor confer upon the Optionee any right to continue in the employ of the Company or any subsidiary. The Optionee shall not have the right to be selected as an optionee, or having been so elected, to be selected again as an optionee. The grant of the Option shall not constitute a part of the base salary or any other compensation of the Optionee under any other benefit plan of the Company or any subsidiary unless expressly so provided in such other benefit plan.

     11.  Adjustments.  In the event of any change in the outstanding Common
          -----------
Stock of the Company by reason of a stock split, stock dividend, stock combination, or reclassification, recapitalization, or merger, or similar event, the Company may adjust appropriately the number of shares available for or subject to the Option and Option Price and make such other revisions to the Option to reflect such change.

     12.  Tax Withholding.  The Company shall have the authority, with respect
          ---------------
to the Option, to withhold, or to require the Optionee to remit to the Company, prior to the issuance or delivery of any Option Shares, an amount sufficient to satisfy federal, state and local withholding requirements on any exercise of the Option. Notwithstanding the last sentence of Paragraph 6.2, the Company may, in its sole discretion, permit the Optionee to elect to satisfy withholding taxes, if any, arising in connection with the exercise of the Option by directing the Company to retain shares of Common Stock otherwise issuable upon the exercise of the Option. Any such election shall be irrevocable and shall be subject to such rules as the Company may, from time to time, prescribe.

     13.  Change in Control.  In the event of a "Change in Control", as the term
          -----------------
is defined in Section 24 of the 1992 Stock Option Plan, remaining outstanding Options shall be immediately exercisable for the total remaining number of Option Shares and shall survive any such event.

     14.  Notices.  Any notices to be given to the Company shall be addressed to
          -------
the Company at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19043, and any notice given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Company or the subsidiary of the Company by which the Optionee is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered, or certified mail, and with proper postage, registration, and certification fees prepaid, or transmitted by hand delivered or overnight express.

     15.  Reference to 1992 Stock Option Plan.  This Option is not being granted
          -----------------------------------
under or pursuant to the terms of the Company's 1992 Stock Option Plan.
However, to the extent not inconsistent with the express terms hereof, it shall be construed and administered as if it were subject to the terms and conditions of the 1992 Stock Option Plan.

Integrated Circuit Systems, Inc.
Stock Option Grant Agreement                                              Page 4


     IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written.

                                    INTEGRATED CIRCUIT SYSTEMS, INC.



                                    By:  ______________________________
                                         Name:
                                         Title:


OPTIONEE: ______________________    Date:  ____________________________
          (Signature)